Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 24, 2013, with respect to the combined financial statements of Totem Onelove Group and Totem Industries Pty Ltd included in the Registration Statement (Form S-1 No. 333-189564) and related Prospectus of SFX Entertainment, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young

Melbourne, Australia
October 4, 2013